Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is made and entered into as of the 29th day of September, 2016, by and among Air Products and Chemicals, Inc., a company organized and existing under the Laws of Delaware (“Air Products”), on behalf of itself and those subsidiaries and/or Affiliates of Air Products that will provide transition services pursuant to this Agreement (collectively with Air Products, the “Providers” and each individually, a “Provider”), and Versum Materials, Inc., a company organized and existing under the laws of Delaware (“Versum”), on behalf of itself and those Versum subsidiaries that will receive transition services pursuant to this Agreement (collectively with Versum, the “Recipients” and each individually, a “Recipient”). Each of Air Products and Versum is referred to herein as a “Party,” and together as the “Parties.”

WHEREAS, the board of directors of Air Products has determined that it would be in the best interests of Air Products and its stockholders to separate the Versum Business from Air Products;

WHEREAS, Air Products and Versum have entered into a Separation Agreement (the “Separation Agreement”), dated as of September 29, 2016, which sets forth, among other things, the terms of the separation of the Air Products Retained Business and the Versum Business (such transactions, as may be amended or otherwise modified from time to time, the “Separation”) and the distribution of Versum Common Stock to stockholders of Air Products; and

WHEREAS, Versum has requested, and Air Products has agreed to provide, or cause one or more of the Providers to provide, for a limited period of time beginning on the date hereof (the “Effective Date”), certain identified transitional, administrative and support services to Recipients pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Transition Services and Fees.

(a)	Transition Services.

(i)	Upon the terms and subject to the conditions set forth in this Agreement, Air Products shall provide, or cause to be provided, to Recipients the transition services specifically set forth on Exhibit A and on Exhibit B, each attached hereto and made a part hereof, in accordance with the terms thereof (collectively referred to as the “Transition Services”).

(ii)

Subject to Section 14(g) hereof, the Transition Services shall be performed to substantially the same standard of care and level of service as if they were being performed for Providers and by individuals possessing substantially the same qualifications as Providers would require if such

Transition Services were being performed for Providers. The Transition Services shall be provided, or caused to be provided, by Providers to Recipients at a volume and scope consistent with the use of such services by the Recipients prior to the Distribution Date, to the Recipient locations in place as of the Distribution Date. Providers may perform the Transition Services consistent with Providers’ past practices, or such practices as Air Products may adopt from time to time with respect to itself and Providers after the Distribution Date. In no event shall any Recipient be entitled to any increase in the level of service, volume or scope of its use of any of the Transition Services, or any change in, or addition to, the location(s) where such Transition Services are provided, without the prior written consent of Air Products. Recipients shall be responsible for any set-up or other costs incurred by Providers as a result of Providers’ accommodating any such increase in the level of service, volume or scope of Transition Services, or change in location or additional location(s) of Transition Services. Requests for consent for increases or changes in Transition Services may be made in each instance to the Providers’ TSA Manager (as defined below) and the appropriate Providers’ TSA Schedule Owner (as defined below), and in such instances the formalities of notice specified in Section 10 shall be deemed waived with respect to each such request if the Providers’ TSA Manager and the appropriate Providers’ TSA Schedule Owner acknowledge in writing receipt of such each request.

(iii)	On or prior to the dates set forth on Exhibit A and Exhibit B hereto with respect to each Transition Service, and in any event on or prior to the last day of the Term or any Service Term Extension, Air Products will cooperate and will cause its Affiliates to cooperate to support any transfer to Versum of data owned by Versum that was generated through performance of the applicable Transition Services. If requested by Versum, Air Products will deliver and will cause its Affiliates to deliver to Versum, within such time periods as the Parties may reasonably agree, all records, data, files and other information received or computed for the benefit of Versum during the Term or any Service Term Extension, as applicable, in electronic and/or hard copy form; provided, however, that Air Products and its Affiliates shall not have any obligation to provide or cause to provide data in any format other than the format in which such data was originally generated. Versum shall be responsible for any and all third-party or other out-of-pocket costs and expenses incurred by Air Products and its Affiliates in providing the records, data, files and other information contemplated by this Section 1(a)(iii), and Versum shall reimburse Air Products therefor pursuant to the terms set forth in Section 1(b) hereof.

(iv)	Versum further covenants and agrees that it will comply, and will cause Recipients to comply, with all Recipients’ obligations set forth on Exhibit A and Exhibit B.

(v)	Each Provider, in providing the Transition Services may, as it deems necessary or appropriate in its sole discretion (a) use the personnel of such Provider or its Affiliates (it being understood that such personnel can perform the Transition Services on behalf of such Provider on a full- or part-time basis, as determined by such Provider or its Affiliates) and (b) employ the services of third parties to the extent such third-party services are routinely utilized to provide similar services to other businesses of such Provider or are reasonably necessary for the efficient performance of any such Transition Services. In performing the Transition Services, employees and representatives of a Provider shall be under the direction, control and supervision of such Provider (and not its respective Recipient) and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives (it being understood that no Recipient has any right hereunder to require that any Provider perform the Transition Services hereunder with specifically identified employees and that the assignment of employees to provide such Transition Services shall be determined in the sole discretion of the applicable Provider). If any employee hiring or retention costs are incurred by Air Products or any Provider to hire or retain any personnel necessary to provide the Transition Services, such costs shall be reimbursed to Air Products by Recipients, subject to clause 1(b)(ii)(B) below.

(vi)	If, after the execution of this Agreement and prior to the date that is two (2) months from the date hereof, the Parties determine that a service provided by or to the Versum Business as conducted by Air Products or its Subsidiaries prior to the separation of the Versum Business from Air Products was inadvertently omitted from the Exhibits to this Agreement, then Versum may request that such additional services be added to this Agreement, it being agreed that the fees for such services should be determined by the Parties on a basis consistent with the methodology for determining the initial Fees provided for the Transition Services; provided, however, that Air Products may withhold its consent to the addition of any such additional services to this Agreement. If the Parties agree on the fees and other specific terms and conditions applicable to such services, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant portion(s) of Exhibit A and Exhibit B hereto, or additions or supplements to the relevant portion(s) of Exhibit A and Exhibit B hereto, in order to describe such service and the agreement upon the related fees and other specific terms and conditions applicable thereto.

(b)	Fees.

(i)	In consideration for providing the Transition Services, the Recipients shall pay to Providers the monthly fees set forth on Exhibit A and Exhibit B, plus applicable sales tax, value added tax or other similar tax, if applicable (collectively, the “Fees”). Except as specifically set forth on Exhibit A or Exhibit B, within fifteen (15) days following the end of each calendar month, Providers shall send the Recipients an invoice detailing the aggregate amount of Fees incurred or estimated to have been incurred during the immediately preceding month, which invoice shall be paid by the Recipients within fifteen (15) days following the date of the invoice (unless Recipients, in good faith, dispute all or a portion of the amount thereof), subject to subsequent true-up invoices with respect to estimated Fees. Notwithstanding anything herein to the contrary, no Recipient shall withhold any payments to Providers under this Agreement and such payments shall be made without any other set-off or deduction, notwithstanding any dispute that may be pending between them, whether under this Agreement or otherwise (any required adjustment being made on subsequent invoices). Any invoice not paid within such fifteen (15) day period will accrue interest beginning on the day thereafter, and such interest will accrue until the date of payment at a rate of two percent (2%) over the published U.S. prime lending rate available on Bloomberg U.S. Price Rate Index. Providers’ failure to invoice within fifteen (15) days following the end of a given calendar month for any Fees incurred during the previous calendar month shall not constitute a waiver of Provider’s right to subsequently invoice and collect such Fees. Except as otherwise expressly provided herein, the Transition Services will be provided pursuant to the fee schedule and the currencies set forth on Exhibit A and Exhibit B only at locations of Providers existing on the date hereof.

(ii)

In addition to the payment of all Fees set forth under Section 1(b)(i) above, each Recipient shall reimburse Air Products or the applicable Provider, at Air Products’ discretion, according to the time periods and other terms set forth in Section 1(b)(i) above, for (A) any additional third-party or other out-of-pocket additional or increased costs and expenses incurred by Air Products or any Provider in connection with providing the Transition Services (including all travel-related expenses incurred in compliance with Air Products’ travel policies), (B) any hiring and retention costs not in the ordinary course incurred by Provider to hire and retain necessary employees to provide Transition Services, provided that Versum is given the opportunity to approve such hiring and retention measures or else agree to modify or decline the Transition Services to which such costs relate, (C) any third party or out of pocket costs, fees or other expenses, any time charges billed by Provider’s operations, engineering and IT functions, and any extraordinary costs, fees or expenses (but for the avoidance of doubt, not employee severance costs) incurred by any Provider in planning and executing Recipients’ TSA Exit Plans, and (D) any other costs, fees, or other expenses properly payable by Versum or Recipients pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, if a Transition Service is being provided by a Provider to a Recipient hereunder through a third party as contemplated by Section 1.1(a)(v) and such third party increases the costs of such service, then such increased costs (and any corresponding adjustments to taxes payable or to be withheld in connection with such Transition Service) shall be immediately passed along to such Recipient and reflected in a supplement to Exhibit A or Exhibit B, as applicable, provided, however, that such supplement may include a means mutually acceptable to Air Products and Versum to modify or terminate such service to avoid or mitigate future impacts of such increased cost

(iii)	The Parties shall review the respective costs of each Provider providing Transition Services hereunder as of the date that is two months from the date hereof (and thereafter upon the written request of a Provider (which may not be given more than once in any 30-day period)). Except for costs or expenses for Versum and/or Recipients for which each are responsible pursuant to Section 1(b)(ii) above, if it is determined in connection with any such review that a Provider’s cost of providing Transition Services hereunder (taken individually) exceeds by at least ten percent the charge for such Transition Service(s), including because of circumstances beyond the reasonable control of such Provider (including any Force Majeure Event), then, upon request of such Provider, such Provider and its Recipient shall negotiate in good faith to determine an appropriate adjustment to the then-current Fees for such services on a basis consistent with the methodology for determining the initial Fees for the applicable Transition Services.

(iv)	The manner and means of invoicing for Fees shall be established in the Transition Services schedules (the “Transition Services Schedules” or “Schedules”). The manner and means of invoicing for any other costs, fees and expenses payable under this Agreement, as well as the manner and means of collecting payment for any sum payable under this Agreement, shall be as established by Air Products from time to time, provided that Versum shall identify the Recipient to be invoiced unless otherwise expressly identified in the Schedules.

(c)	Reverse Transition Services. In exchange for the consideration payable by Air Products to Versum as provided in Exhibit C (which, for the avoidance of doubt, may be settled as an off-set to the Fees and other costs and expenses payable to Air Products by Versum pursuant to Section 1(b) hereof, at Air Products’ discretion), Versum will make available, or cause to be made available, to Air Products or its Affiliates, as applicable, those services described on Exhibit C hereto (such services, the “Reverse Transition Services”). Versum’s or its relevant Affiliates’ performance thereof, as applicable, shall be deemed to be a Transition Service being provided to Air Products and its Affiliates, and the terms, conditions and limitations of Versum or its relevant Affiliates supplying such Transition Service to Air Products and its Affiliates shall be identical to those applying to the provision of Transition Services by Providers under this Agreement, mutatis mutandis.

2.	Term and Termination.

(a)	Term. Unless terminated earlier in accordance with Section 2(c) below, or extended in accordance with Section 2(b) below, the term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue until the date that is twenty-four (24) months thereafter (the “Termination Date”). Individual Transition Service Schedules shall automatically terminate earlier if a shorter term is indicated on the applicable Schedule in Exhibit A and Exhibit B hereto.

(b)	Extension. Versum may request that Air Products consent to an extension of the Term for a particular Transition Service Schedule (a “Service Term Extension”) by giving Air Products at least forty-five (45) days’ advance written notice prior to the end of the Term, and Air Products will respond to any such request for a Service Term Extension within fifteen (15) Business Days of receipt; provided, however, that Air Products may withhold its consent. Any Service Term Extension shall be: (1) for the entire Transition Service Schedule, (2) for a minimum of three (3) months, (3) irrevocable by Versum upon Air Products’ receipt of such request, and (4) subject to the Fees set forth herein and in the Exhibits hereto with respect to any such continuing Transition Services, plus an incremental surcharge of ten percent (10%) for each of the first two Service Term Extensions for that Transition Service and an incremental surcharge of fifteen percent (15%) for the third and any subsequent Service Term Extensions for that Transition Service. Additionally, if Air Products deems that an extension of a Transition Service Schedule requires any other Transition Service Schedule to be extended due to their related nature, Air Products will provide notice to Versum that it must request in writing an extension of that affected Transition Service Schedule before it accepts the extension request, whereupon Versum has the option within the next ten (10) days to either make such request or to withdraw its original request. Air Products shall not be required to seek consent from any third party for any Service Term Extension.

(c)	Termination. This Agreement may be terminated as follows:

(i)	At any time, by the mutual written consent of Air Products and Versum;

(ii)	Automatically upon the earlier of (A) the Termination Date, or (B) the last day on which all Transition Services are provided hereunder as otherwise mutually agreed in a written amendment between Air Products and Versum;

(iii)

By Versum, with respect to any particular Transition Service, upon at least sixty (60) days’ prior written notice to Air Products with respect to an IT Transition Service and at least thirty (30) days for all other Transition Services, identifying the particular Transition Service Schedule to be terminated and the effective date of termination, which termination date must fall upon a month end unless Air Products otherwise agrees, and in no event shall a Transition Service be terminated prior to the date that is sixty (60) days following the Effective Date for an IT Transition Service or thirty (30) days for all other Transition Services unless approved by Air Products; provided, however, that any Transition Service for which Versum requests termination pursuant to this Section 2(c)(iii) must be terminated in its entirety (by Schedule); provided further, that in the event that Versum provides written notice of termination of any Transition Service and Air Products determines that the termination of such Transition Service would materially impair Air Products’, the applicable Provider’s or their respective Affiliates’ ability to continue to provide any other Transition Service(s) (including Transition Services set forth on any other Schedule included in Exhibit A or Exhibit B hereto) within ten (10) days of receipt of such notice of termination, Air Products shall provide written notice to Versum of such anticipated material impairment identifying such Transition Service(s) anticipated to be materially impaired and including reasonable details with respect to the extent of such anticipated material impairment, and of Air Products’ election whether to (I) decline Versum’s Transition Service(s) termination request or to (II) terminate such Transition Service(s) along with the Transition Service(s) identified in the notice of material impairment, provided that in the case Air Products elects (II), Versum shall have the option within the next ten (10) days to withdraw its original termination request. Notwithstanding anything herein to the contrary, any increased or additional costs, fees or expenses incurred by Air Products or any Provider as a result of the termination of any Transition Service(s) pursuant to this Section 2(c)(iii) (including but not limited to any increase or additional costs associated with continuing Transition Service(s) set forth on any other Schedule included in Exhibit A or Exhibit B hereto, but not, for the avoidance of doubt, employee severance costs) shall be borne by Versum, and Versum shall reimburse Providers therefor pursuant to the terms set forth in Section 1(b) hereof;

(iv)

Subject to Section 14(g), (A) by either Air Products or Versum, in the event of a material breach of this Agreement or any Exhibit hereto by the other Party (or any of such breaching Party’s Subsidiaries) and such breach continues uncured for a period of thirty (30) days following such non-breaching Party’s written notice to the breaching Party describing the breach (provided that if a cure is not capable of being completed within such thirty (30) day period and such cure has been commenced and diligently pursued, such thirty (30) day period will be reasonably extended), immediately upon notice by the non-breaching Party (1) terminating the entire Agreement, including the provision of all Transition Services pursuant hereto, or (2) terminating the Transition Service Schedule(s) that is/are subject to such material breach, and specifying the particular Transition Service Schedule to be so terminated; or (B) by either Air Products or Versum, if the other Party (or any of its Subsidiaries) voluntarily files, or involuntarily has filed against it (which filing remains undismissed within sixty (60) days of such involuntary filing), any bankruptcy, receivership, insolvency or reorganization proceeding. The failure of a Party to exercise its rights hereunder with respect to a breach by any other Party shall not be construed as a waiver of such rights nor prevent such Party from subsequently asserting such rights with regard to the same or similar defaults. Material breach of Versum or any Recipient includes but is not limited to: (1) failure to timely provide Air Products with Versum’s TSA Exit Plans (as each is defined in each Transition Service Schedule); (2) failure to provide required notification to Air Products of extension or early termination of each Transition Service Schedule(s) within the given notice periods; and (3) failure of any Recipient to pay Air Products or any Provider any sums due and payable to Air Products or any Provider under this Agreement within the given time periods.

(d)	Except as set forth in clause (c)(iii) above, the termination of any Transition Service pursuant to clauses (c)(iii) or (c)(iv)(A)(2) above shall not affect this Agreement with respect to the Transition Services not terminated pursuant to such clauses (c)(iii) or (c)(iv)(A)(2) above.

(e)	Each Party acknowledges that the purpose of this Agreement is to provide the Transition Services on a transitional basis, until the Recipients can perform the applicable Transition Services for themselves, either through their own personnel or through third parties. Accordingly, at all times from and after the Separation Time, Versum and the Recipients shall use reasonable best efforts to make or obtain approvals, permits or licenses, implement any necessary systems, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Transition Services from Provider no longer necessary. Versum agrees to provide to Air Products a written exit plan with respect to each Transition Service Schedule (each, an “TSA Exit Plan”) within the time periods set forth in Exhibit A and Exhibit B for each Transition Service Schedule. Each TSA Exit Plan shall include, among other things, the following with respect to the Transition Services Schedule: (1) phases of implementation, (2) milestones, (3) desired Provider involvement, (4) Transition Service interdependency issues, (5) requested formats for Recipient’s current transactional data to be transferred by Provider, and (6) contingencies. The costs, fees and expenses of the Providers to facilitate Recipients’ exit are not included in the Fees, and Recipients shall be responsible for all additional costs, fees and expenses of both the Providers and the Recipients associated with the TSA Exit Plans as provided in this Agreement, and shall reimburse Providers therefor pursuant to the terms set forth in Section 1(b) hereof. Air Products shall not be obligated to provide any services in connection with the execution of TSA Exit Plans, except to the extent Air Products agrees to do so. Air Products does not expect to favorably consider providing services in connection with any TSA Exit Plan that (a) Air Products cannot provide using its then-current ordinary course resources and capabilities, giving due consideration to other obligations or (b) Versum is reasonably able to provide to itself or that are reasonably obtainable from third-party service providers.

(f)	In the event that a Recipient terminates any Transition Service(s) as contemplated by Section 2(c) earlier than the expiration of the Term or any Service Term Extension, if applicable, such Recipient shall reimburse the applicable Provider for any and all out-of-pocket costs and expenses directly or indirectly incurred by such Provider or any of its Affiliates as a result of such early termination by such Recipient (but not, for the avoidance of doubt, employee severance costs), including early termination fees and other costs incurred in order to terminate or reduce the level of services provided by third parties under Contracts with a Provider or any of its Affiliates, which services are affected by such early termination, such reimbursement to be due and payable within the time periods and otherwise according to the terms set forth in Section 1(b) hereof.

3.	Manner of Providing Transition Services; Limitation on Liability; Indemnification.

(a)	Nothing in this Agreement shall require Providers to (i) render Transition Services in a manner or method different from the manner or method utilized by Providers in performing the Transition Services hereunder; (ii) make any change or addition that would require (to be determined in Air Products’ sole discretion) any expenditure of additional capital, any expansion or modification to facilities, or any acquisition of additional equipment or software, (iii) make any changes to Providers’ applications to support Recipients’ business processes or otherwise or (iv) make any efforts, in each case beyond commercially reasonable efforts, to provide the Transition Services hereunder. Nothing in this Agreement shall impose a standard of care equal to or higher than that which may be applicable to commercial providers of similar services. THE PARTIES ACKNOWLEDGE THAT EACH PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTEES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY TRANSITION SERVICES PROVIDED HEREUNDER AND THAT THE TRANSITION SERVICES TO BE PROVIDED HEREUNDER ARE FURNISHED “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS. THE RECIPIENTS SHALL NOT MAKE ANY CHANGE IN THEIR EXISTING “APPLICATION FOOTPRINT” UNTIL AFTER THE TERMINATION DATE UNLESS AIR PRODUCTS AGREES IN WRITING THAT SUCH CHANGE SHALL NOT RESULT IN A DELAY OF THE COMPLETION OF THE TRANSITION.

(b)

THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE SEPARATION AGREEMENT, IN THE EVENT THAT ANY SOFTWARE, HARDWARE, INFORMATION OR APPLICATIONS USED TO PROVIDE TRANSITION SERVICES ARE TRANSFERRED TO RECIPIENTS PURSUANT TO THIS AGREEMENT, SUCH SOFTWARE, HARDWARE, INFORMATION OR APPLICATIONS WILL BE TRANSFERRED “AS-IS, WHERE-IS” AND PROVIDERS MAKE NO REPRESENTATION OR WARRANTY AS TO THE CONDITION OF SUCH SOFTWARE, HARDWARE, INFORMATION OR APPLICATION EXCEPT AS AND TO THE EXTENT SET FORTH IN THE

SEPARATION AGREEMENT, NOR SHALL PROVIDERS HAVE ANY LIABILITY TO MAINTAIN SUCH SOFTWARE, HARDWARE, INFORMATION OR APPLICATION FOLLOWING THE CLOSING EXCEPT AND TO THE EXTENT AS REQUIRED BY THIS AGREEMENT. FURTHERMORE, PROVIDERS MAKE NO REPRESENTATION OR WARRANTY OF TITLE OR OF ANY RIGHT TO USE ANY SUCH SOFTWARE, HARDWARE OR APPLICATIONS, TO THE EXTENT THAT ANY OF THE FOREGOING CONTAIN THIRD PARTY OR OPEN SOURCE CODE.

(c)	Determination of the suitability of any Transition Services furnished hereunder for the use contemplated by Recipients is the sole responsibility of Recipients, and Providers will have no responsibility in connection therewith. The Recipients assume all risk and liability for loss, damage or injury to persons or property arising out of such Transition Services however used. Except as provided in this Section 3(c) or in Section 3(g) and notwithstanding anything to the contrary in this Agreement, Providers shall in no event be liable to Recipients or any third party, including those claiming by, through or under Recipients (including employees, agents, customers, subtenants, contractors and other invitees), for any damage, including, without limitation, personal or property damage, suffered by any of them, directly or indirectly, as a result of any Transition Services provided hereunder (or the failure to provide any Transition Services hereunder), regardless of whether due or alleged to be due to the negligence of Providers, or whether arising in contract, tort (including negligence or strict liability) or otherwise, except for Indemnifiable Losses of the applicable Recipient to the extent such Indemnifiable Losses are the direct result of such Provider’s gross negligence, willful misconduct or fraud; provided that for all purposes under this Agreement, including this Section 3(c) and Section 3(g), in no event shall such Provider liability exceed the Fees previously paid to such Provider by such Recipient in respect of the Transition Service from which such liability flows, or to the extent the liability arises out of a Provider breaching this Agreement by not providing the services (or level of services) required hereunder, then the liability shall not exceed the Fees previously paid to such Provider by such Recipient in respect of the Transition Service from which such liability flows; provided, that, for purposes of this Section 3(c), “Fees” shall include only the amounts collected and retained by Air Products or the applicable Provider(s) and shall be exclusive, in each case, of any third-party costs or fees included in the Fees and passed through by Air Products or the applicable Provider(s). Notwithstanding anything to the contrary contained herein, the Providers shall have no liability of any kind or nature whatsoever (including direct, indirect, consequential, special, incidental or punitive damages) to any Recipient for such Provider’s ceasing to provide any Transition Service upon the expiration of the Term for such Transition Service or the proper termination of this Agreement pursuant to Section 2(c) hereof.

(d)	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE UNDER AND IN CONNECTION WITH THIS AGREEMENT, INCLUDING FOR FAILURE TO PROVIDE ANY SERVICE HEREUNDER, TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, BUSINESS INTERRUPTION LOSSES, INDIRECT LOSS OF PROFITS, LOSS OF GOODWILL, DIMINUTION IN VALUE OR THIRD PARTY CLAIMS, WHETHER CAUSED BY BREACH OF THIS AGREEMENT OR OTHERWISE AND WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT LIMIT RECIPIENTS’ OBLIGATIONS TO PAY FOR THE TRANSITION SERVICES IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

(e)	RECIPIENTS SHALL INDEMNIFY PROVIDERS AND THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (EACH A “PROVIDER INDEMNITEE”) AGAINST ALL INDEMNIFIABLE LOSSES SUFFERED BY ANY OF THEM THAT PERTAIN TO THE PERFORMANCE OF (OR FAILURE TO PERFORM) THE TRANSITION SERVICES (WHETHER OR NOT ALLEGEDLY ARISING OUT OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE), REGARDLESS OF WHETHER SUCH INDEMNIFIED LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF THE PROVIDER INDEMNITEE, OR IN CONNECTION WITH THE DEFENSE OF ANY ACTION BASED ON SUCH ACTIVITIES, INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES OF INVESTIGATION (WHICH FEES AND EXPENSES SHALL BE PAID AS INCURRED); PROVIDED HOWEVER, THAT SUCH INDEMNITY SHALL NOT APPLY FOR THE BENEFIT OF A PROVIDER INDEMNITEE TO THE EXTENT IT IS ULTIMATELY FOUND THROUGH SETTLEMENT OR BY FINAL, NON-APPEALABLE ORDER THAT SUCH PROVIDER INDEMNITEE’S ACTIONS CONSTITUTED GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD. THIS INDEMNIFICATION SHALL APPLY NOTWITHSTANDING ANY LIMITATIONS ARISING OUT OF WORKERS’ COMPENSATION OR OTHER LIKE STATUTES. THE ENUMERATED PERSONS ENTITLED TO INDEMNIFICATION PURSUANT TO THE FOREGOING SHALL BE THIRD PARTY BENEFICIARIES TO THE RIGHTS TO INDEMNIFICATION DESCRIBED IN THIS SECTION 3(E). THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS SECTION 3(E) ARE THE EXCLUSIVE INDEMNIFICATION OBLIGATIONS AND THE SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE MATTERS ADDRESSED IN THIS SECTION 3(E) AND ARE IN LIEU OF ANY OTHER INDEMNIFICATION OBLIGATIONS OF RECIPIENTS (IF ANY) UNDER THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT WITH RESPECT TO THE MATTERS SET FORTH HEREIN.

(f)	EACH RECIPIENT ACKNOWLEDGES THAT (I) THE PROVIDERS ARE NOT COMMERCIAL PROVIDERS OF THE SERVICES PROVIDED HEREIN AND ARE PROVIDING THE SERVICES AS AN ACCOMMODATION AND AT A COST TO THE APPLICABLE RECIPIENT IN CONNECTION WITH THE SEPARATION AND (II) THIS AGREEMENT IS NOT INTENDED BY THE PARTIES TO HAVE ANY APPLICABLE PROVIDER MANAGE AND OPERATE THE VERSUM BUSINESS IN LIEU OF THE APPLICABLE RECIPIENT. THE PARTIES AGREE THAT THE FOREGOING SHALL BE TAKEN INTO CONSIDERATION IN ANY CLAIM MADE UNDER THIS AGREEMENT.

(g)	SUBJECT TO THE OTHER LIMITATIONS SET FORTH IN THIS AGREEMENT (INCLUDING THIS SECTION 3), PROVIDERS SHALL INDEMNIFY RECIPIENTS AND THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AGAINST ALL INDEMNIFIABLE LOSSES SUFFERED BY ANY OF THEM THAT PERTAIN TO THE PERFORMANCE OF (OR THE FAILURE TO PERFORM) THE TRANSITION SERVICES, BUT ONLY TO THE EXTENT THAT SUCH LIABILITY RELATES TO, ARISES OUT OF OR RESULTS FROM THE PROVIDER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD WITH RESPECT TO THE FURNISHING OR FAILURE TO FURNISH THE TRANSITION SERVICES. THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS SECTION 3(G) ARE THE EXCLUSIVE INDEMNIFICATION OBLIGATIONS AND THE SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE MATTERS ADDRESSED IN THIS SECTION 3(G) AND ARE IN LIEU OF ANY OTHER INDEMNIFICATION OBLIGATIONS OF PROVIDERS (IF ANY) UNDER THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT WITH RESPECT TO THE MATTERS SET FORTH HEREIN.

(h)	Notwithstanding anything in this Agreement to the contrary, Providers shall have the right to limit any Transition Service in the event Providers determine after prior consultation with the Recipients, in Providers’ reasonable discretion, that such Transition Services creates an unacceptable safety, liability or data security risk to Providers or any of their Affiliates, provided that if Providers do so limit the provision of such Transition Service, Recipients shall have no obligation to pay for any such Transition Service to the extent not rendered by Providers. As of the date of the Effective Date, Air Products was not actually aware of any risk described in this Section 3(g) that would have been reasonably expected to cause Providers to limit a Transition Service pursuant to this section.

(i)	Providers shall be entitled to assign all or parts of this Agreement to a third party reasonably acceptable to Recipients if, in Providers’ reasonable discretion, that is the only way to continue to provide the Transition Service to Recipients.

(j)

All employees and contractors of Providers or any of their Affiliates shall be for all purposes, including compensation and employee benefits, employees or contractors of Providers or their Affiliates, as applicable, and not employees or contractors of Recipients or their Affiliates. Providers and their Affiliates shall be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, severance costs, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees and contractors of any Provider or its Affiliates used to provide Transition Services. Providers and their Affiliates shall be solely responsible for compliance with all legal and other obligations with respect to the employees and contractors used in connection with the provision of Transition Services, including employment, payroll and benefits matters.

4.	Limitations and Exclusions.

(a)	Except with respect to fraud, willful and material breach of any provision of this Agreement (other than any such breach that gives rise to an Indemnifiable Loss subject to Sections 3(c) or 3(g)) or in order to seek specific performance of the terms of this Agreement, without limiting the provisions of Section 3, each Recipient expressly waives any and all rights that it or any Versum Group members may have to bring any suit or claim against Air Products Group members, their Affiliates, third-party agents or contractors relating to or arising out of this Agreement.

(b)	The Providers shall have no obligation to provide any Information to the Recipients relating to systems or operations, including computer systems, of Providers, members of the Air Products Group or their respective third party agents or contractors, except to the extent that Air Products determines that disclosure of such Information is necessary to provide the Transition Services hereunder.

(c)	The Providers shall not be required to perform any of their obligations under this Agreement to the extent such Provider reasonably believes that performing such obligation would violate any Law, any code of conduct applicable to such Provider or, subject to the provisions of Section 9, any existing Contract with a third party. Each of Air Products and Versum and any of their Affiliates providing or receiving the affected Transition Service shall cooperate in good faith to implement changes and/or modifications to any manner or method of providing such Transition Service, which in a Provider’s sole discretion, are reasonably necessary to ensure that such Transition Service is performed in strict accordance with applicable Law, any code of conduct applicable to such Provider or any existing Contract with a third party. The Recipient receiving such Transition Service shall promptly implement any such changes and/or modifications at such Recipient’s sole cost. Without limiting the foregoing, no Provider personnel, supervisors, agents or contractors shall be required to remain at a site if conditions at such site present a hazard to such person’s health or safety. Each Party shall comply, and shall cause its applicable Affiliates to comply, with all applicable state, federal and foreign copyright, privacy and data protection Laws that are or that may in the future be applicable to the provision of the Transition Services under this Agreement.

(d)	It is not the intent of any Provider to render, nor of any Recipient to receive from any Provider, professional advice or opinions, whether with regard to tax, legal, regulatory, compliance, treasury, finance, employment or other business and financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing environmental matters. The Recipients shall not rely on, or construe, any Transition Service rendered by or on behalf of any Provider as such professional advice or opinions or technical advice; and the Recipients shall seek all third-party professional advice and opinions or technical advice as they may desire or need independently of this Agreement.

(e)	The Providers shall not be obligated to perform any service or function to support the assets transferred to Versum pursuant to the Separation Agreement or otherwise except as expressly set forth herein or in any Exhibit or ancillary agreement hereto.

5.	Recipient Obligations. To the extent reasonably required to perform the Transition Services and during normal working hours or with advance notice subject to the Recipients’ site safety rules, the Recipients shall (at their own expense) provide Provider personnel, agents or contractors and the supervisors of such personnel with reasonable and timely access to Recipients’ office space, plants, equipment, information, premises, personnel, power, telecommunications systems and circuits, computer systems, software and any other areas and equipment. Without limiting the foregoing, the Recipients shall make accessible to the Providers, as needed, the Recipients’ key users and other Recipient personnel responsible for the execution, maintenance and enhancement of processes relating to the Transition Services.

6.	Title to Intellectual Property. Except as expressly provided under the terms of this Agreement, each Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property which is owned or licensed by any Provider or any of their respective Affiliates or any third party, if applicable, by reason of the provision of the Transition Services provided hereunder. Each Recipient agrees not to remove or alter any Copyright, Trademark, confidentiality or other proprietary notices that appear on any Intellectual Property owned or licensed by any Provider or any of their respective Affiliates or any third party, if applicable, and each Recipient agrees to reproduce any such notices on any and all copies thereof.

7.

Cooperation and TSA Managers. Subject to the terms of this Agreement, each Party agrees to use reasonable efforts in good faith to cooperate with the other Party in all matters relating to the provision and receipt of the Transition Services. If requested by Recipients, the Parties will consult with each other in good faith with respect to changing or modifying the Transition Services (provided there shall be no obligation to change or modify the Transition Services without the mutual written agreement of Recipients, on the one hand, and Providers, on the other hand). To facilitate such cooperation and consultation, the Parties agree to designate (a) the individuals set forth in the Schedules to Exhibit A, Exhibit B and Exhibit C hereto as the primary representatives of each Party with respect to each Transition Service Schedule (each, a “Schedule Owner”, and together the “Schedule Owners”) and (b) one individual, as designated on Exhibit D hereto, as the primary liaison between the Parties for the provision of and the transfer of responsibility for the Transition Service(s) (each, a “TSA Manager”, and together the “TSA Managers”). The TSA Managers shall meet regularly in person, telephonically or as they otherwise agree during the Term or any Service Term Extension, to discuss any issues arising under this Agreement and the need for any changes, modifications or additions to this Agreement.

8.	Confidentiality. Each Party agrees that it, its employees, agents and representatives shall keep confidential all Confidential Information obtained from the other Party or its representatives or generated by it for the other Party or its representatives in the provision of the Transition Services in connection with this Agreement in the same manner that such Party keeps its own such data and Information confidential, provided such manner of care shall not be less than the exercise of reasonable care, except for Information in the public domain or that the receiving Party can demonstrate by tangible evidence is already in such Party’s possession at the time of disclosure thereof, or information subsequently received by the Party, in each case through sources other than the disclosing Party, which sources are not under an obligation of confidentiality to the disclosing Party, and except as disclosure thereof may be required by applicable Law as reasonably determined by legal counsel to such Party. Confidentiality obligations set forth in any agreement between the Parties or between or among the Parties and their employees, agents and representatives shall remain in full force and effect.

9.	Third Party Consents.

(a)	Obligation to Obtain Consents. Providers shall use commercially reasonable efforts to obtain all consents from third party vendors that to such Provider’s knowledge are required to provide the Transition Services to the Recipients; provided, however, that the Recipients shall be solely responsible for all costs paid or coming due after the Separation Time associated with securing such consents from such third party vendors. Notwithstanding the foregoing, Providers shall have no obligation to obtain the consent of any third party, or pay any fee or expense relating thereto, in connection with the exit of any Transition Service as contemplated by Section 2(e).

(b)	Non-Consenting Third Parties. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, no Provider shall be required to provide any Transition Service to the extent that such Provider does not obtain the consent of a third party required to provide the Transition Service, or where providing such Transition Service would, in such Provider’s reasonable judgment, violate the rights of any third party.

10.	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other Parties):

If to Air Products or any Provider:

Air Products and Chemicals, Inc.

Attn: Corporate Secretary

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Fax: +1-610-481-5765

If to Versum or any Recipient:

Versum Materials, Inc.

Attn: Corporate Secretary

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Fax: +1-610-481-8223

11.	Governing Law and Dispute Resolution.

(a)	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, the law of the Commonwealth of Pennsylvania, without regard to its conflicts of laws provisions.

(b)	Any dispute between the Parties arising out of or relating to this Agreement, in the event the applicable Schedule Owners fail to agree to a resolution, shall be referred to the TSA Managers for resolution. The TSA Managers shall meet promptly and, in good faith, attempt to resolve the controversy, claim or issues referred them. If the TSA Managers do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be referred to the respective executive officers of each Party designated by such Party to resolve any such disputes arising under this Agreement (each such executive, a “TSA Executive” and together, the “TSA Executives”). If the TSA Executives are unable to resolve the dispute within a thirty (30) day period, then either Party may bring an Action with respect to the matter in a court of competent jurisdiction in accordance with Section 11(c) hereof.

(c)	Subject to Section 11(b) hereof, each of the Parties agrees that any and all disputes hereunder shall be resolved only in the courts of the Commonwealth of Pennsylvania located in Lehigh County, Pennsylvania or the federal courts sitting in the Eastern District of Pennsylvania. In that context, and without limiting the generality of the foregoing, each of the Parties hereto by this Agreement irrevocably and unconditionally (i) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of such courts and (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same.

(d)	THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

12.	Parent Guarantee. Versum shall cause each Recipient to comply with the terms and conditions of this Agreement, including any additional terms agreed to by the Parties, as if such Recipient were a party to this Agreement. If Air Products determines in its reasonable discretion that any Recipient has failed to perform such obligations in accordance with this Agreement, including without limitation the payment of any past due invoice, Versum shall perform such obligations on such Recipient’s behalf. To the extent that Air Products asserts a claim against Versum pursuant to this Section 12, Versum agrees to cause any applicable Recipient, and Air Products agrees to cause any applicable Provider or other member of the Air Products Group, to participate in such claim (including in the discovery process) to the extent reasonably necessary for responding to discovery requests or to the extent such Recipient is considered an indispensable party. The loss or damages of any affected Provider or other Air Products Group member shall be considered the loss or damages of Air Products for the purpose of asserting a claim under this provision.

13.	Supply of Services. The Parties acknowledge and agree that this Agreement is an agreement for the supply of services and is not an agreement for the sale of goods and shall not be governed by Article 2 of the Uniform Commercial Code or the United Nations International Convention for the Sale of Goods or any analogous legal requirement purporting to apply to the sale of goods.

14.	Miscellaneous.

(a)	This Agreement shall be binding upon and inure to the benefit of each Party hereto, its legal successors and permitted assigns, including, without limitation, successors by merger or consolidation; provided, however, that neither Party shall have the right to assign this Agreement without the prior written consent of the other Party, provided however, without obtaining consent from the other Party, either Party may assign, in whole or in part, any of its rights and/or obligations hereunder to any of its Affiliates or in connection with the sale or merger of such Party’s applicable business or assets by or into a third party acquirer, or in the case of Air Products, pursuant to Section 3(h) hereof, provided, however, that such assignment shall not release the assigning Party from performance of any obligations under this Agreement.

(b)

This Agreement, the Separation Agreement and the other ancillary agreements, and the exhibits, schedules and annexes hereto and thereto, contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. This Agreement may not be amended, modified or supplemented, and none of its provisions may be waived, except by an agreement in writing signed by each of Air Products and Versum. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Exhibit or Schedule hereto, the terms and conditions of such Exhibit or Schedule shall control.

(c)	If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder of the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by Law.

(d)	The headings set forth in this Agreement are used solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e)	This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed and delivered by facsimile, PDF or other electronic transmission.

(f)	Each Party agrees to execute such agreements and other documents and to take such further actions as the other Party may reasonably request in order to carry out the provisions of this Agreement in accordance herewith.

(g)	Air Products shall be excused from performing hereunder and shall not be liable for any interruption of Providers’ provision of the Transition Services or any delay or failure to perform under this Agreement, that is attributable to acts or events beyond Air Products’ or Providers’ reasonable control related to: acts of God, acts of a nation, acts or war or terrorism, acts of a state or public enemy; fires; floods; earthquakes; storms; unusual weather conditions; explosions; accidents; breakdowns of machinery or equipment; inability to obtain equipment, fuel or other materials; lack of transportation or distribution facilities; labor shortages, slowdowns, strikes, lockouts or other similar disputes; riots or other civil disturbances; or voluntary or involuntary compliance with any Law, order, regulation, official recommendation or request of any governmental authority, or any other acts or events (whether similar or dissimilar and whether or not foreseeable) that are beyond Air Products’ or Providers’ reasonable control (each individually, a “Force Majeure Event”, and collectively, “Force Majeure Events”). If a Force Majeure Event occurs that has an effect on the ability of Air Products or a Provider to perform its obligations under this Agreement, then Air Products shall give prompt written notice to Versum identifying the nature of the Force Majeure Event and the manner in which services will be affected, and Air Products and Versum shall reasonably cooperate and shall use their respective commercially reasonable efforts, as applicable, to remedy or abate the Force Majeure Event.

(h)	The Transition Services provided hereunder shall be rendered by Providers as independent contractors. Nothing in this Agreement shall be construed to create or constitute a partnership or joint venture between the Parties, or any other relationship between the Parties not expressly provided for herein. Each Party agrees not to represent to others or take any action from which others could reasonably infer that either Party is a partner, joint venturer, agent, or representative of, or otherwise associated with, the other party.

(i)	Without prejudice to the survival provisions of any other agreements of the Parties, the Parties agree that the provisions of Section 2(d), Section 3, Section 4, Section 6, Section 8, Section 10, Section 11, Section 12, Section 13, Section 14 and Section 15 shall survive any termination or expiration of this Agreement.

15.	Definitions.

(a)	“Action” shall mean any demand, charge, action, claim, suit, countersuit, arbitration, mediation, hearing, inquiry, audit, review, complaint, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative, investigative or otherwise) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(b)	“Affiliates” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, as trustee, personal representative or executor, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Air Products or Air Products’ stockholders prior to or, in case of Air Products’ stockholders, after, the Separation Time.

(c)	“Air Products Group” shall mean (i) Air Products, the Air Products Retained Business and each Person that is a direct or indirect Subsidiary of Air Products as of immediately following the Distribution and (ii) each Business Entity that becomes a Subsidiary of Air Products after the Separation Time.

(d)	“Air Products Retained Business” shall mean (i) those businesses operated by the Air Products Group before the Separation Time other than the Versum Business, and (ii) those Business Entities or businesses acquired or established by or for any member of the Air Products Group thereof after the Separation Time.

(e)	“Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(f)	“Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(g)	“Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to Versum, the Versum Business, any assets transferred to Versum pursuant to the Separation Agreement or any liabilities assumed by Versum pursuant to the Separation Agreement or with respect to Air Products, the Air Products Retained Business, any assets retained by Air Products or any liabilities retained by Air Products, including any such Information that was acquired by any Party after the Separation Time pursuant to Article VII of the Separation Agreement or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and/validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Separation Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Separation Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.

(h)	“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(i)	“Distribution” shall mean the issuance to stockholders of Air Products of all of the issued and outstanding common stock of Versum.

(j)	“Distribution Date” shall mean the date on which the Distribution occurs.

(k)	“Governmental Entity” shall mean any nation or government, any state, province, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(l)	“Group” shall mean (i) with respect to Air Products, the Air Products Group and (ii) with respect to Versum, the Versum Group.

(m)	“Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, awards, judgments, assessments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(n)

“Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s product (including product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies procedures and specifications; evaluation and validation studies; assembly code, software, firmware, programming data, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; all other know-how, methodology, procedures, techniques and trade secrets related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files, documents, (ii) Patents and Know-How; and (iii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys and credit-related information.

(o)	“Intellectual Property” shall mean all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(p)	“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(q)	“Liabilities” shall mean any and all indebtedness, liabilities, costs, expenses, interest, commitments and obligations, whether accrued or unaccrued, fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, reserved or unreserved, or determined or determinable, whenever or however arising, including those arising under any Law (including Environmental Laws (as defined in the Separation Agreement)), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto, and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

(r)	“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(s)	“Separation Time” shall mean 12:01 a.m., New York time, on the Distribution Date.

(t)	“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(u)	“Versum Business” shall mean the business, operations and activities of the Electronic Materials division of Air Products conducted at any time prior to the Separation Time by Air Products or Versum or any of their current or former subsidiaries or divisions, including the business of using applications technology to provide solutions to the semiconductor industry through chemical synthesis, analytical technology, process engineering, and surface science of Air Products conducted by the Versum Business Units (as defined in the Separation Agreement) and those Business Entities and businesses acquired, as such business is described in the Versum Registration Statement (as defined in the Separation Agreement), or established by or for Versum or any of its Subsidiaries after the Separation Time; provided that the Versum Business shall not include the xenon and rare gases business, nor that portion of the industrial gases business formerly conducted within the Electronics division, each of which has been retained by Air Products.

(v)	“Versum Group” shall mean Versum and each Person that is a direct or indirect Subsidiary of Versum as of immediately prior to the Distribution (but after giving effect to the Internal Reorganization (as defined in the Separation Agreement)), and each Person that becomes a Subsidiary of Versum after the Separation Time, and shall include the Versum Business Units (as defined in the Separation Agreement).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ M. Scott Crocco
Name: M. Scott Crocco
Title: Senior Vice President and Chief Financial Officer

VERSUM MATERIALS, INC.

By:	/s/ Guillermo Novo
Name: Guillermo Novo
Title: President and Chief Executive Officer

[Signature Page to Transition Services Agreement]